UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2023

StarTek, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-12793	84-1370538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4610 South Ulster Street, Suite 150
Denver, CO 80237
(Address of Principal Executive Offices) (Zip Code)

(303) 262-4500
(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SRT	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Agreement.

CSP Alpha Holdings Pte. Ltd. (the “Company”), an indirect wholly-owned subsidiary of Startek, Inc. (“Startek”), is a party to that certain Facilities Agreement dated February 18, 2021 between (among others) the Company as original borrower, CSP Alpha Midco Pte. Ltd. as parent of the Company, Startek and Madison Pacific Trust Limited as agent (the “Agent”), as amended and restated by the Amendment and Restatement Agreement dated November 9, 2022 between (among others) the Company, CSP Alpha Midco Pte. Ltd. and the Agent (as further amended from time to time, the “Facilities Agreement”). On March 24, 2023, the Company issued a request for consent dated March 24, 2023 (the “Consent Request”) which was accepted by the Agent on April 19, 2023.

The Consent Request relates to the application of the proceeds arising out of Startek’s disposal of its ownership interest in Contact Center Company, which was Startek’s joint venture that operated in the Kingdom of Saudi Arabia (as further described in a Form 8-K filing made by Startek on April 7, 2023 (the “CCC 8-K”), the “CCC Disposal”). As reported in the CCC 8-K, the Company will apply $55 million of the proceeds received from the CCC Disposal towards prepayment of the Company’s senior term loan facility in accordance with the requirements of the Facilities Agreement. In order to provide the Company with greater headroom to reinvest its cash flows and pursue growth opportunities, the accepted Consent Request allows the Company to apply all of the proceeds received pursuant to the CCC Disposal concurrently but in the following order of priority: (i) firstly, prepayment of the outstanding Revolving Facility Loans of an amount of US$7,000,000 (together with accrued and unpaid interest then outstanding on the Revolving Facility Loans), (ii) secondly, (in relation to the Term Loans) prepayment in full of the four (4) Repayment Instalments which would otherwise fall due on May 22, 2023, August 22, 2023, November 22, 2023 and February 22, 2024 (together with accrued and unpaid interest then outstanding on the Term Loans), and (iii) lastly, (in relation to the Term Loans) the balance proceeds from the CCC Disposal to be applied against the remaining eight (8) Repayment Instalments on a pro rata basis. Without the Consent Request, the Company would have been required to comply with the requirements of the Facilities Agreement to continue to meet the existing repayment schedule set forth in the Facilities Agreement in spite of having repaid and/or prepaid approximately 60% of the total principal amount disbursed under the Facilities Agreement. The Consent Request also contains customary representations and reservation of rights.

The foregoing description of the Consent Request is not intended to be complete and is qualified in its entirety by reference to the full text of the Consent Request, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein. Unless expressly defined herein, capitalized terms used herein shall have the meanings given to them in the Consent Request and/or the Facilities Agreement, as applicable.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
10.1	Consent Request under Facilities Agreement dated March 24, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARTEK, INC.

Date: April 21, 2023	By:	/s/ Nishit Shah
Nishit Shah
Chief Financial Officer